Exhibit 99.1

Great Elm Capital Group Commences Rights Offering

BOSTON, October 14, 2016 — Great Elm Capital Group, Inc. (NASDAQ:GEC), announced today that it has commenced its previously disclosed $45 million rights offering. Under the terms of the rights offering, Great Elm Capital Group distributed non-transferable rights to purchase shares of its common stock for each share of its common stock held by a stockholder as of 5:00 p.m., New York time on the record date of October 13, 2016, as more fully described in the prospectus relating to the rights offering. Each basic subscription privilege will entitle the holder to purchase 1.2962 shares of common stock at a cash subscription price of $3.6672 per share. The rights may be exercised until 5:00 p.m. New York time, on November 1, 2016.  The exercise price of the rights must be paid by check delivered to the subscription agent before the expiration date.

Holders as of the record date that exercise their basic subscription privileges in full will also have over-subscription privileges, pursuant to which they may be able to purchase additional shares at the subscription price to the extent that not all subscription privileges are exercised, subject to the limitations described in the prospectus.

As discussed in the prospectus related to the rights offering, Great Elm Capital Group entered into a backstop agreement with a consortium of investors, led by Gracie Investments LLC that also includes all of the members of Great Elm Capital Group’s board of directors.  Subject to the conditions in the backstop agreement, if the gross proceeds from exercise of the subscription rights are less than $45 million, the backstop providers will purchase up to $36.6 million of shares at the same price per share as offered to rights holders.

Private investment funds managed by MAST Capital Management, LLC have indicated their current intention to participate in this offering in amounts at least equal to their basic subscription privileges. Such indications are non-binding and there is no assurance that such funds will fully exercise their basic subscription privileges.

Oppenheimer & Co. and Janney Montgomery Scott are acting as dealer managers for the rights offering.

Great Elm Capital Group reserves the right to cancel or terminate the rights offering at any time prior to the expiration date of the rights offering.

Safe Harbor Statement in Connection With the Offer and Sale

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein, and there shall not be any offer, solicitation or sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.  Stockholders may obtain a copy of the prospectus from the Information Agent for the offering, MacKenzie Partners, toll free at (800) 322-2885 or please call (212) 929-5500 (collect) if you are located outside of the U.S. or Canada.

About Great Elm Capital Group

Great Elm Capital Group is a Nasdaq listed holding company headquartered in Boston, Massachusetts.  Additional information about Great Elm Capital Group is available on its website www.greatelmcap.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995.

With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described.  These are detailed in the “Risk Factors” section of the registration statement and in Great Elm Capital Group’s SEC reports filed from time to time.  Further information relating to Great Elm Capital Group’s financial position, results of operations, and investor information is contained in the company’s annual and quarterly reports filed with the SEC and available for download at its website www.greatelmcap.com or at the SEC website www.sec.gov.